Exhibit 99.1

Orrstown Financial Services, Inc. Announces Results of Elections Regarding Merger Consideration
SHIPPENSBURG, PA, September 28, 2018 (GLOBE NEWSWIRE) -- Orrstown Financial Services, Inc. (NASDAQ: ORRF, “Orrstown”) announced today the merger consideration to be received by Mercersburg Financial Corporation (“Mercersburg”) stockholders in Orrstown’s acquisition of Mercersburg, which is expected to close on October 1, 2018.
Under the terms of the merger agreement, 85% of the outstanding shares of Mercersburg common stock will be exchanged for shares of Orrstown common stock, and 15% of the outstanding shares of Mercersburg common stock will be exchanged for cash. Mercersburg stockholders were asked to elect the form of merger consideration they wished to receive. Of the 810,080 shares of Mercersburg common stock that will be outstanding immediately prior to closing, the holders of 427,432 shares, or 52.8%, elected to receive Orrstown common stock. The holders of 284,934 shares, or 35.2%, elected to receive cash. The holders of 97,714 shares, or 12.0%, submitted elections expressing no preference as to the form of merger consideration or did not make a valid election.
Based on the final election results and applying the election and allocation procedures set forth in the merger agreement, Mercersburg stockholders will receive the following consideration:

•	Mercersburg stockholders who made valid elections to receive cash consideration will receive cash consideration for 42.6% of their shares subject to such election;

•	Mercersburg stockholders who made valid elections to receive stock consideration will receive stock consideration for 100% of their shares subject to such election; and

•	Mercersburg stockholders who failed to make a valid election, or chose to make no election, will receive stock consideration for 100% of their shares.
The cash consideration and/or confirmation of the number of shares of Orrstown common stock received by former stockholders of record of Mercersburg will be mailed to such stockholders beginning on or about October 5, 2018. Under the merger agreement, fractional shares of Orrstown common stock will not be issued. Instead, former Mercersburg stockholders will receive cash in lieu of fractional shares based on the average closing price of Orrstown common stock of $24.08 for the ten consecutive trading days ended September 24, 2018.
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About Orrstown
With approximately $1.6 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.Orrstown.com. For more information about Wheatland Advisors, Inc., visit www.WheatlandAdvisors.com.

Exhibit 99.1

Forward -Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of Orrstown’s management with respect to, among other things, future events and Orrstown’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Orrstown’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Orrstown’s control. Accordingly, Orrstown cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.  Although Orrstown believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Factors which could cause the actual results of Orrstown’s operations to differ materially from expectations are set forth in Orrstown’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and the registration statement on Form S-4 containing the proxy statement/prospectus of Mercersburg Financial Corporation filed with the SEC (Registration No. 333-226098). The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materialize, or if Orrstown’s underlying assumptions prove to be incorrect, actual results may differ materially from what Orrstown anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Orrstown does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for Orrstown to predict those events or how they may affect it. In addition, Orrstown cannot assess the impact of each factor on Orrstown’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement.  This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Orrstown or persons acting on Orrstown’s behalf may issue.
Additional Information and Where to Find It
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed merger between Mercersburg Financial Corporation and Orrstown Financial Services, Inc., Orrstown Financial Services, Inc. has filed with the SEC a registration statement on Form S-4, as amended (Registration No. 333-226098), containing the proxy statement/prospectus of Mercersburg Financial Corporation. The SEC declared the registration statement effective on July 25, 2018. This communication is not a substitute for the registration statement, proxy statement/prospectus or any other documents that Orrstown Financial Services, Inc. has filed or may file with the SEC or that Mercersburg Financial Corporation has sent to stockholders in connection with the proposed merger.  STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.  You may obtain copies of all documents filed with the SEC regarding this proposed merger, free of charge, at the SEC’s website (www.sec.gov).  Copies of the documents filed with the SEC by Orrstown Financial Services, Inc. are available free of charge on Orrstown Financial Services, Inc.’s website, www.Orrstown.com, or by contacting Orrstown Financial Services, Inc.’s Executive Vice President and Chief Financial Officer, David P. Boyle, at (717) 530-2294.